EXHIBIT 10.28
EMPLOYMENT AGREEMENT
     THIS AGREEMENT, is made as of this 29th day of October, 2007, by and between ABITIBIBOWATER INC., a Delaware corporation having a mailing address of 1155 Metcalfe Street, Suite 800, Montreal, Quebec Canada H3B 5H2 (the “Corporation”), and William G. Harvey, 1 Rugosa Way, Greer, SC 29681 (the “Executive”).
     WHEREAS, the Corporation desires to employ the Executive as Senior Vice President and Chief Financial Officer of the Corporation; and
     WHEREAS, the Executive is desirous of serving the Corporation in such capacity;
     NOW, THEREFORE, the parties hereto agree to enter into an Employment Agreement as follows:
     1. Employment. During the term of this Agreement, the Corporation agrees to employ the Executive and the Executive agrees to be in the employ of the Corporation, in accordance with and subject to the provisions of this Agreement.
     2. Term.
(a)	Subject to the provisions of subparagraphs (b) and (c) of this Section 2, the term of this Agreement shall begin on the date hereof and shall continue thereafter until terminated by either party by written notice given to the other party at least thirty (30) days prior to the effective date of any such termination. The effective date of the termination shall be the date stated in such notice, provided that if the Corporation specifies an effective date that is more than thirty (30) days following the date of such notice, the Executive may, upon thirty (30) days’ written notice to the Corporation, accelerate the effective date of such termination

(b)	Notwithstanding Section 2(a), the term of this Agreement shall end upon:
(i)	the death of the Executive;

(ii)	the inability of the Executive to perform his duties properly, whether by reason of ill-health, accident or other cause, for a period of one hundred and eighty (180) consecutive days or for periods totaling one hundred and eighty (180) days occurring within any twelve (12) consecutive calendar months; or

(iii)	the Executive’s retirement.

     3. Position and Duties. Throughout the term hereof, the Executive shall be employed as Senior Vice President and Chief Financial Officer of the Corporation, with the duties and responsibilities customarily attendant to that office and which the executive fulfilled as the Chief Financial Office of Bowater Incorporated, provided that the Executive shall undertake such other and further assignments and responsibilities of at least comparable status as the Board of Directors may direct. The Executive shall diligently and faithfully devote his full working time and best efforts to the performance of the services under this Agreement and to the furtherance of the best interests of the Corporation
     4. Place of Employment. The Executive will be employed at the Corporation’s offices located in Greenville, South Carolina (prior to relocation) or Montreal, Quebec, Canada, or at such other place as the Corporation shall designate from time to time.
     5. Compensation and Benefits.
(a)	Base Salary. The Corporation shall pay to the Executive a base salary of U.S.$425,000 payable in substantially equal periodic installments on the Corporation’s regular payroll dates. The Executive’s base salary shall be reviewed by the Board of Directors and from time to time may be increased (or reduced, if such reduction is effected pursuant to across-the-board salary reductions similarly affecting all management personnel of the Corporation).

(b)	Incentive Plans.
(i)	Annual Incentive Plan. In addition to his base salary, the Executive shall be eligible receive an annual incentive award with a target level of 70% of base salary under the Corporation’s annual incentive plan in effect from time to time determined in the manner, at the time, and in the amounts set forth under such plan.

(ii)	Stock-Based Incentive Compensation. Subject to the approval of the Board of Directors, the Executive shall be eligible for an annual award under a stock-based incentive program, as modified from time to time, and for so long as such program continues.
(c)	Benefit Plans. The Corporation shall make contributions on the Executive’s behalf to the various benefit plans and programs of the Corporation in which the Executive is eligible to participate in accordance with the provisions thereof as in effect from time to time.

(d)	Vacations. The Executive shall be entitled to paid vacation in keeping with the Corporate policy as in effect from time to time, to be taken at such time or times as may be approved by the Corporation.

(e)	Expenses. The Corporation shall reimburse the Executive for all reasonable expenses properly incurred, and appropriately documented, by the Executive in connection with the business of the Corporation.

(f)	Perquisites. The Corporation shall make available to the Executive all perquisites to which he is entitled by virtue of his position.
     6. Nondisclosure. During and after the term of this Agreement the Executive shall not, without the written consent of the Board of Directors of the Corporation, disclose or use directly or indirectly (except in the course of employment hereunder and in furtherance of the business of the Corporation or any its subsidiaries and affiliates) any of the trade secrets or other confidential information or proprietary data of the Corporation or its subsidiaries or affiliates; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same or similar businesses.
     7. Noncompetition. During the term of this Agreement and for a period of one (1) year after the date the Executive’s employment terminates, the Executive shall not, without the prior approval of the Board of Directors of the Corporation or its delegate, in the same or a similar capacity engage in or invest in, or aid or assist anyone else in the conduct of any business (other than the businesses of the Corporation and its subsidiaries and affiliates) which directly competes with the business of the Corporation and its subsidiaries and affiliates as conducted during the term hereof. If any court of competent jurisdiction shall determine that any of the provisions of this Section 7 shall not be enforceable because of the duration or scope thereof, the parties hereto agree that said court shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable and this Agreement in its reduced form shall be valid and enforceable to the extent permitted by law. The Executive acknowledges that the Corporation’s remedy at law for a breach by the Executive of the provisions of this Section 7 will be inadequate. Accordingly, in the event of the breach or threatened breach by the Executive of this Section 7, the Corporation shall be entitled to injunctive relief in addition to any other remedy it may have. To the extent that the Executive is subject to any other noncompete obligations that are more restrictive than those described above, such more restrictive obligations will apply.
     8. Severance Pay. (a) If the Executive’s employment hereunder is involuntarily terminated for any reason other than those set forth. in Section 2(c) hereof including for “Good Reason” as defined below, then the Corporation shall pay the Executive severance pay in an amount equal to twenty-four (24) months of the Executive’s base salary on the effective date of the termination, plus 1/12 of the amount of the last bonus paid to the Executive under the Corporation’s annual incentive plan as applicable to the Executive, for each month in the period beginning on January 1 of the year in which the date of the termination occurs and ending on the date of the termination and for each months’ base salary to which the Executive is entitled under this Section 8.
     (b) The Executive shall have the right to terminate this Agreement for “Good Reason” and receive the severance pay described above. In addition, if the Executive exercises the right to terminate for Good Reason as defined in Section 8(d)(vi), he shall be entitled to (i) the full benefits of the Corporation’s relocation policy as in effect on such date if he relocates within six (6) months following the termination of his employment and (ii) he shall not be required to re-pay any amounts paid to him under the relocation policy in connection with his move to Montreal or awarded to him as a bonus in connection with his pre-merger activities.
     (c) For purposes of this Agreement, the term for “Cause” shall mean because of gross negligence or willful misconduct by the Executive either in the course of his employment hereunder or which has a material adverse effect on the Corporation or the Executive’s ability to perform adequately and effectively his duties hereunder.
     (d) For purposes of this Agreement, the term for “Good Reason” shall mean: (i) a reduction by the Corporation in the Executive’s Base Salary or target bonus unless such reduction is effected pursuant to across-the-board salary or bonus reductions similarly affecting all management personnel of the Corporation, (ii) a material diminution in the Executive’s titles, duties or responsibilities, (iii) a change in Executive’s reporting lines such that he no longer reports to the Chairman of the Board (unless his reporting line is changed so that he reports to the Chief Executive Officer), (iv) an unconsented relocation of Executive’s principal place of work to a location more than thirty (30) miles from the initial locations referred to in Section 4, (v) the failure of a successor to expressly assume this Agreement, or (vi) for a period of twenty-four months following the effective date of this Agreement, for failure to provide an acceptable work environment as determined in the Executive’s sole discretion; provided, that for a termination for Good Reason under Clauses (i), (ii), (iii), or (v), the Executive shall have provided the Corporation with written notice, and the Corporation shall fail to cure the basis for Good Reason within twenty (20) days of such notice.
     (e) The severance pay shall be paid in a lump sum as soon as administratively feasible following the executive’s effective date of termination, but in no event shall payment be made later than March 15 following the calendar year of the Executive’s termination from employment, unless otherwise required by Internal Revenue Code Section 409A or guidance issued thereunder. The severance pay shall be in lieu of all other compensation or payments of any kind relating to the termination of the Executive’s employment hereunder; provided that the Executive’s entitlement to compensation or payments under the Corporation’s (or any affiliate’s) retirement plans, stock-based incentive plans, savings plans, or bonus plans attributable to service rendered prior to the effective date of the termination shall not be affected by this clause and shall continue to be governed by the applicable provisions of such plans; and further provided that in lieu hereof, at his election, the Executive shall be entitled to the benefits of the Change in Control Agreement between the Corporation and the Executive; if termination occurs in a manner and at a time when such Change in Control Agreement is applicable.
     9. Notices. Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered or mailed, by registered or certified mail, return receipt requested to the respective addresses of the parties set forth above, or to such other address as any party hereto shall designate to the other party in writing pursuant to the terms of this Section 9.
     10. Severability. The provisions of this Agreement are severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provision.

     11. Governing Law. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of Delaware.
     12. Supersedure. This Agreement shall cancel and supersede all prior agreements relating to employment between the Executive and the Corporation or its predecessor.
     13. Waiver of Breach. The waiver by a party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by any of the parties hereto.
     14. Binding Effect. The terms of this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Corporation and the heirs, executors, administrators and successors of the Executive, but this Agreement may not be assigned by the Executive.
     IN WITNESS WHEREOF, the Corporation and the Executive have executed this Agreement as of the day and year first above written.

ABITIBIBOWATER INC.
By:	/s/ James T. Wright	/s/ William G. Harvey
	James T. Wright	William G. Harvey
Sr. Vice President — Human Resources

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